Exhibit 10.35

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of February 5, 2013, between Cereplast, Inc., a Nevada corporation, (the “Company”) and Michael Okada, (the “Executive”), with reference to the following:

WHEREAS, the Company wishes to employ Executive and Executive wishes to accept such employment on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the various covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Term of Agreement. The Company hereby agrees to continue to employ Executive, and Executive hereby accepts such continued employment, on the terms and conditions set forth herein, for a period commencing on February 5, 2013 (the “Commencement Date”), and terminating two (2) years from the date hereof (the “Original Termination Date”), unless sooner terminated as hereinafter provided. Any rights that the Executive has to severance pay arising from a termination of his employment under this Agreement shall be governed exclusively by the provisions of Section 5.

2. Position and Duties. (a) The Executive shall be employed as Senior Vice President and Chief Financial Officer of the Company with responsibility for overall supervision and management of the Company’s financial and administrative operations. In his executive capacities, the Executive shall report to and perform the duties reasonably assigned by, and shall comply with all lawful and reasonable directives and instructions of the Chief Executive Officer.

(b) The Executive shall devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive’s reasonable best efforts to carry out such responsibilities faithfully and efficiently, and not to engage in any other business activities while employed by the Company, except with the express consent of the Chief Executive Officer.

3. Compensation. (a) Annual Base Salary. The Executive shall receive an annual base salary (“Annual Base Salary”) of Two Hundred Twenty Five Thousand Dollars ($225,000.00), payable in accordance with the regular payroll practices of the Company. The Annual Base Salary shall become the minimum base salary under this Agreement and may not be decreased thereafter without the written consent of Executive.

(b) Performance-Based Annual Bonus and Discretionary Bonus. In addition to the Annual Base Salary, the Executive shall be eligible to receive, for each fiscal year or, in the case of a partial fiscal year, on a pro rata basis, a performance-based annual bonus and a discretionary bonus (together, “Annual Bonus”).

(i) The performance bonus shall not exceed forty percent (40%) of Executive’s Annual Base Salary then in effect, with criteria set forth in writing and determined in good faith by the Board and its Compensation Committee.

(ii)The discretionary bonus shall be discretionary in nature and, if awarded, shall be determined by the Board and its Compensation Committee.

For any partial year at the beginning of the Employment Period, the Annual Bonus shall be prorated based on the number of days in the calendar year during which Executive is employed by the Company divided by three hundred sixty-five (365).

The Annual Bonus, less required tax deductions, shall be paid in a lump sum on or before the 15th day of the third month following the end of the Company’s fiscal year.

(c) Other Benefits. During his employment pursuant to this Agreement: (i) The Executive shall be entitled to participate in all equity and other incentive, savings and retirement plans, practices, policies and programs of the Company to at least the same extent as other senior executives of the Company and (ii) the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation, and shall receive all benefits under, all vacation pay, welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) to at least the same extent as other comparable executives of the Company. Without limiting the scope of the foregoing, if during the Term or any extended term of this Agreement the Company adopts any long-term incentive plan, bonus plan, stock option plan, or similar arrangement, and if under any such arrangement awards, grants or similar interests (“Awards”) are given to other executive employees of the Company, then at the time such Award is given to other executive employees the Executive shall be entitled to an Award of the same type on no less favorable terms as the highest-value Award given to any other executive employee.

(d) Automobile Allowance. Notwithstanding anything else herein to the contrary, the Company shall pay to the Executive a fixed amount equal to six hundred fifty dollars ($650.00) per month during the term of this Agreement as reimbursement to the Executive on a non-accountable basis of all expenses incurred by the Executive for the use of his automobile for Company business purposes, including but not limited to depreciation, repairs, maintenance, fuel and insurance.

(e) Expenses. The Executive shall be entitled to receive prompt reimbursement for all necessary and reasonable business expenses incurred by the Executive in carrying out the Executive’s duties under this Agreement, provided that the Executive complies with the generally applicable policies, practices and procedures of the Company and complies with the proper submission of expense reports, receipts, or similar documentation of such expenses.

(f) Notwithstanding any provision of this Agreement (i) the compensation paid to Executive shall not exceed the amount that may be deducted by the Company on its federal income tax return for the fiscal year in which the compensation is paid, and (ii) any “incentive-based compensation” within the meaning of Section 10D of the Exchange Act will be subject to claw-back by the Company in the manner required by Section 10D(b)(2) of the Exchange Act, as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

4. Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death. The Company shall be entitled to terminate the Executive’s employment because of the Executive’s Disability during his employment. “Disability” means that the Executive has been unable, for a period of three (3) consecutive months, after reasonable accommodation, to perform the Executive’s duties under this Agreement, as a result of physical or mental illness or injury.

(b) By the Company. The Company may terminate the Executive’s employment for Cause or without Cause. “Cause” means: (i) a material breach of this Agreement; (ii) a major violation of the Company’s policies which would normally result in immediate discharge; (iii) repeated violation of the Company’s policies which, after warning, would normally result in discharge; (iv) theft or dishonesty; (v) personal conduct which reflects in a significant manner unfavorably on the Company’s reputation or business; (vi) willful, deliberate and premeditated acts of material significance which are against the Company’s interest; provided, however, that the Company may only terminate the Executive by reason of clauses (i) or (iii) above if the Executive has not remedied such breach or violation, as applicable, within thirty (30) days after receiving written notice from the Company specifying the details thereof.

(c) Date of Termination. The “Date of Termination” means (i) the date of the Executive’s death or,(ii) the effective date of the termination of the Executive’s employment by the Company for Executive’s Disability, for Cause or without Cause, or by the Executive voluntarily.

5. Obligations of the Company upon Termination.

(a) Termination Other Than For Cause by Company or Termination by Executive for Good Reason. If Executive’s services under this Agreement are terminated by the Company for any reason other than Cause, excluding termination in conjunction with a Change in Control of the Company (as defined below), prior to the Original Termination Date or if Executive resigns for Good Reason (as defined below), then, in consideration for the covenants contained in Section 8 below, Executive shall be entitled to receive the following payments and benefits (the “Separation Package”) and all other Company obligations to Executive under this Agreement will be automatically terminated and completely extinguished:

(i) the Company shall pay Executive an amount equal to one times (1.0x) the Annual Base Salary in effect at the date of the termination; which amount (less applicable tax withholdings) shall be paid, subject to Section 5(e) below, in a lump sum on the sixtieth (60th) day following the date of Executive’s termination of employment;

(ii) the Company shall pay Executive the prorated cash portion of the current year’s Annual Bonus under Section 3(b), which amount (less applicable tax withholdings) shall be paid, subject to Section 5(e) below, in a lump sum on the sixtieth (60th) day following the date of Executive’s termination of employment; and

(iii) the Company shall timely pay all required COBRA premiums to the Company’s health plan insurer in order to continue Executive’s health care coverage for the maximum period permitted by law, provided Executive timely elects COBRA coverage.

The Company shall also pay to the Executive, in a lump sum on the Date of Termination, the Executive’s accrued but unpaid cash compensation, that shall include but not be limited to, any portion of the Executive’s Annual Base Salary and or Annual Bonus previously approved by the Committee that has not yet been paid (the “Accrued Obligations”).

Payment of the Separation Package and any related benefits shall be conditioned upon Executive properly executing on or after the Date of Termination, and not revoking or attempting to revoke within the permitted timeframe, a general release of claims against the Company, its Board of Directors, its affiliates, and their employees and agents substantially in the form of Exhibit A or, in the event of a change in the law that would limit the effect of the release attached as Exhibit A, a general release that would have the same scope and effect as the release attached as Exhibit A (such release, the “ Release “) and the Release becoming irrevocable. Executive shall not be entitled to receive the Separation Package and related benefits specified in this Agreement in the event Executive fails to timely execute the Release or if Executive timely revokes the Release.

For purposes of this Agreement, Executive’s resignation for “Good Reason” shall mean the resignation of employment by Executive following the occurrence of:

(i) a material diminution in Executive’s Base Salary without the consent of Executive;

(ii) the removal of the Executive as Senior Vice President or Chief Financial Officer, the requirement that the Executive report or be subordinate to any person other than the Chief Executive Officer;

(iii) a relocation of Executive’s regular office by more than fifty (50) miles from the Company’s headquarters; or

(iv) the Company’s material breach of this Agreement.

In order for Executive to resign for Good Reason, Executive must provide advance written notice of such resignation to the Company within thirty (30) days following the initial existence of the action or event giving rise to Good Reason. The notice must specify an Effective Date of Termination that is not less than fifteen (15) days, nor more than thirty (30) days, after the date of the written notice, and Executive agrees that should the Company remedy the basis for such resignation prior to the Effective Date of Termination specified in the written notice, then Executive’s resignation will not be considered to be for Good Reason. The Company may relieve Executive of some or all of his duties, responsibilities and authority during any notice period, and such relief shall not serve as a basis for Executive to claim “Good Reason” under this Section 5, that the Company reinstates such duties, responsibilities and authority not later the last day of such notice period.

(b) Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability, the Company shall pay the Accrued Obligations to the Executive or the Executive’s estate or legal representative, as applicable, in the form and manner described in subsection (a) above.

(c) Cause or Voluntary Termination. If the Executive’s employment is terminated by the Company for Cause, the Company shall pay the Executive Annual Base Salary through the Date of Termination and shall have no further obligations under this Agreement. If the Executive terminates voluntarily, the Company shall pay the Executive the Accrued Obligations and the Company shall have no further obligations under this Agreement.

(d) Change of Control. “Change of Control” is defined as (i) a sale of all or substantially all of the Company’s assets or more than fifty (50) percent of the total fair market value or total voting power of the Company’s outstanding stock to a purchaser or group (as defined in the regulations under Section 409A) that is unaffiliated with the Company in a single transaction or series of related transactions or (ii) a merger where the Company is not the surviving corporation with any entity that is unaffiliated with the Company. Notwithstanding the provisions of section 5(a) above, upon a Change of Control, Executive has the right to terminate this Agreement pursuant under the terms of this section and shall be entitled to benefits set forth hereunder. If a Change of Control occurs Executive may elect to terminate this Agreement within 120 days after such Change of Control by giving written notice of such election to the Company. If Executive elects to terminate as a result of a Change of Control, the Company shall pay to Executive the total of 2.0 times his Annual Base Salary and the prorated 50% Annual Bonus. Executive’s unvested stock options, if any, shall immediately vest and Executive will also be entitled to continued health benefits as outlined in Section 5(d) above.

(e) Parachute Payment. If any payment or benefit the Executive would receive pursuant to a Change of Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): (1) reduction of cash payments, (2) cancellation of accelerated vesting of equity awards, and (3) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s equity awards unless the Executive elects in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, or is unwilling to perform this function, then the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Executive and the Company within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company. If the accounting or law firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Executive and the Company with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting or law firm made hereunder shall be final, binding and conclusive upon the Executive and the Company.

(f) Sole Compensation Upon Termination. The Separation Package provided Executive under this Section 5 are the only severance benefits to which Executive is entitled upon the termination of his employment with the Company, and no other benefits shall be provided to Executive by the Company pursuant to any other severance plan or program of the Company, except as required by applicable law. Executive acknowledges and agrees that but for his execution of this Agreement, he would not be entitled to the Separation Package provided under this Section 5.

(g) Specified Employee Payments. Notwithstanding the foregoing, if the Executive is a specified employee, as defined under Section 409A(a)(2)(B)(i) of the Code, on the date of Executive’s Date of Termination, to the extent that the payments or benefits under this Section 5 are considered deferred compensation under Section 409A of the Code, then all such payments or portions thereof that would have been paid during the six-month period following the Date of Termination shall instead be paid or distributed to Executive in a lump sum on the day next following the earlier of (i) the expiration of such six-month period or (ii) the date of Executive’s death.

(h) Vesting of Interests. If the Executive’s employment terminates under the circumstances described in subsection (a) or (b) above, then effective on the Date of Termination all unvested rights held by the Executive to any equity, quasi-equity, or similar interests, including but not limited to options, stock units, or stock appreciation rights, shall become fully vested.

6. No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

7. Confidential Information; Non-Solicitation; No Conflict.

(a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data, customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, research and development, unannounced product specifications and prototypes, computer programs and software and financial information relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive’s employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive’s violation of this paragraph (a) of Section 8) (“Confidential Information”). The Executive acknowledges that such Confidential Information is valuable and gives the Company a competitive advantage over those who do not know the information, and agrees to take all reasonable precautions necessary to prevent such disclosure or misuse. The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Company except in the good faith performance of his duties hereunder, with the prior written consent of the Company or as otherwise required by law or legal process.

(b) Upon termination of the Executive’s employment with the Company for any reason, the executive agrees to return to the Company all of its property including originals and copies of Company issued keys, computers, cellular phones, business documents, computer software, printouts, advertisements, brochures, equipment, prototypes, manuals, notebooks, and any other record, document or tangible property relating to the Company and its business and shall not procure, photocopy or copy any property of the Company after notification of, or in anticipation of, termination of employment.

(c) (i) During his employment with the Company, the Executive will not, except with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Executive’s name to be used in connection with, any business or enterprise which is engaged in any business that is competitive with any business or enterprise in which the Company is engaged, both within the United States and internationally.

(ii) The restrictions of subparagraph (c)(i) shall not be construed to prohibit the ownership by the Executive of less than two percent of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), provided that such ownership represents a passive investment and that neither the Executive nor any group of persons including the Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising the Executive’s rights as a shareholder, or seeks to do any of the foregoing.

(iii) In addition, the Executive agrees that he will not, for a period of 12 months after the termination of the Executive’s employment with the Company for any reason, or for a period of 24 months if the Executive terminates as a result of a Change of Control, without the prior written consent of the Company, whether directly or indirectly, (A) disrupt, damage, impair or interfere with the business of the Company by soliciting any employee, whether soliciting such person to be an employee, officer, director, agent, consultant or independent contractor, who is or at any time during the previous twelve months was an employee, representative, officer or director of the Company or any of its subsidiaries or (B) disrupt, damage, impair or interfere with the business of the Company by soliciting any customers or actively solicit, divert, or take away any of the Company’s customers using Confidential Information.

(d) The Executive represents to the Company that neither his continuation of employment hereunder nor the performance of his duties hereunder conflicts with any contractual commitment on his part to any third party or violates or interferes with any rights of any third party.

(e) The Executive acknowledges and agrees that the restrictions contained in this Section are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should the Executive breach any of those provisions. The Executive represents and acknowledges that (i) the Executive has been advised by the Company to consult Executive’s own legal counsel in respect of this Agreement, and (ii) that the Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with the Executive’s counsel. The Executive further acknowledges and agrees that a breach of any of the restrictions in this Section cannot be adequately compensated by monetary damages. The Executive agrees that, in the case of any violation of the provisions of this Section 7, the Executive shall forfeit all payments not yet made under this Agreement at the time of any violation of this Section 7 and that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting of a bond, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled at law or in equity. In the event that any of the provisions of this Section should ever be adjudicated to exceed the time or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

8. Inventions and Patents. (a) The Executive agrees that with respect to any inventions made by him or the Company during the Executive’s employment, solely or jointly with others, (i) that are made with the Company’s equipment, supplies, facilities, trade secrets or time, or (ii) that relate to the business of the Company or the Company’s actual or demonstrably anticipated research or development, or (iii) that result from the any work performed by the Executive for the Company, such inventions belong to the Company. The Executive also agrees that the Company shall have the right to keep such inventions as Confidential Information, if the Company chooses.

(b) As a condition of Executive’s receipt of the benefits provided for in this Agreement, Executive will execute the Company’s Confidential Information and Assignment of Inventions Agreement, a true and correct copy of which is attached to this Agreement as Exhibit B. Executive’s obligations under this Paragraph 8 (b). and Exhibit B shall continue in effect after the termination of his employment with the Company, whatever the reason or reasons for such termination, and Executive acknowledges and agrees that the Company shall have the right to communicate with any future or prospective employer of Executive concerning Executive’s continuing obligations under this Paragraph 8(b). and Exhibit B.

9. Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns (whether direct or indirect, by purchase, merger, consolidation or otherwise). As used in this Agreement, “Company” shall mean both the Company as defined above and any such successor by operation of law or otherwise.

10. Cooperation. Any time following the Date of Termination, promptly upon request by the Company, the Executive shall cooperate with the Company to the extent necessary to assist the Company in the transition of Executive’s responsibilities and in any litigation or administrative proceedings involving any matters with which the Executive was involved during his employment by the Company. The Company shall compensate the Executive for all time exceeding 8 hours per matter and reimburse Executive for any reasonable expenses incurred in providing the assistance.

11. Arbitration. The Company and the Executive mutually consent to the resolution by arbitration, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, of all claims or controversies arising out of the Executive’s employment (or its termination) that the Company may have against the Executive or that the Executive may have against the Company or against its officers, directors, shareholders, employees or agents in their capacity as such other than a claim which is primarily for an injunction or other equitable relief. The Executive and the Company acknowledge that this Agreement waives any right to trial by jury or class action relief. The Company shall bear all costs associated with the arbitration including, but not limited to, filing and/or administration costs, arbitrator’s fees and location expenses. The prevailing party in any arbitration or in any action involving injunctive relief shall be entitled to recover his or its attorneys; fees and costs as permitted by applicable law.

12. Miscellaneous. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b) This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c) All notices and other communications under this Agreement shall be in writing and shall be given by hand to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive :

Michael Okada

Personal & Confidential

at the address listed in Executive’s personnel file

If to the Company:

Cereplast, Inc.

300 N. Continental Blvd., Suite 100

El Segundo, California 90245

Attn: Chair, Compensation Committee of the Board of Directors

With a required copy to :

Cereplast, Inc.

300 N. Continental Blvd., Suite 100

El Segundo, California 90245

Attn: Chief Executive Officer

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (c) of Section 11. Notices and communications shall be effective when actually received by the addressee.

(d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(e) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(f) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(g) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

13. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment or arrangements to the extent necessary to the intended preservation of such rights and obligations, including, but not by way of limitation, those rights and obligations set forth in Sections 3, 5, 7 and 8, subject to giving effect to any explicit termination of such rights pursuant to the applicable Section.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF , the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

CEREPLAST, INC.		MICHAEL OKADA

By:	/s/ Frederic Scheer	/s/ Michael Okada
Its:	Chairman and Chief Executive Officer	SVP and Chief Financial Officer

Dated: February 5, 2013